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                                                                    EXHIBIT 10.1

SUMMARY OF 2006 TEAM MEMBER PROFIT SHARING PLAN

      Under the 2006 Team Member Profit Sharing Plan (the "Plan"), a Pool of Funds will be generated based upon a portion of each dollar of pre-tax income earned above certain progressive earnings per share targets in fiscal year 2006. The portion of each dollar of pre-tax income earned increases as higher earnings per share targets are achieved, up to a maximum of forty-five (45%) percent. The profit sharing pool will be distributed pro rata according to each team member's predetermined participation percentage, and, in the case of the executive team members which includes the executive officers, 90% of their predetermined participation percentage with payments under the Plan capped at these levels. Calculation of earnings per share is made after deduction of all other bonuses, including the Stock Bonus Plan identified below. The Committee may, at its option, adjust the Company's earnings per share numbers upwards or downwards to reflect unusual events occurring during fiscal year 2006. Team member participation percentages are stated as a percentage of base salary.

      For each executive team member, which includes the executive officers, the Plan also provides that they may earn a percentage of the remaining ten (10%) percent of their predetermined participation percentage based on the percentage increase, if any, in the ending stock price of the Company's Common Stock from $7.50 with 100% of the predetermined participation percentage earned for a $2.50 increase (the "Stock Bonus Plan"). "Ending Stock Price" means the average closing price for the Company's Common Stock as of the first three trading days of fiscal year 2007. There would be no cap on the amount of the bonus that could be earned.

      Participating team members must be employed on or before December 31, 2005 in order to be eligible. Those hired between July 1, 2005 and December 31, 2005 will receive a pro-rata portion of their individual participation percentage. Participating team members must be employed by the Company at the date of the payment in fiscal year 2007.